Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 20, 2014, relating to the consolidated financial statements and consolidated financial statement schedule of Vectren Corporation and subsidiaries, and the effectiveness of Vectren Corporation and subsidiaries’ internal control over financial reporting, incorporated by reference in the Annual Report on Form 10-K of Vectren Corporation for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana
November 7, 2014